MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

NEPHROS, INC.,

BIOCON 1, LLC,

AETHER WATER SYSTEMS, LLC,

THE SOLE MEMBER OF BIOCON 1, LLC,

AND

THE SOLE MEMBER OF AETHER WATER SYSTEMS, LLC

DATED DECEMBER 31, 2018

* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of December 31, 2018 by and among NEPHROS, INC., a Delaware corporation (the “Purchaser”); BIOCON 1, LLC, a Nevada limited liability company (“Biocon”); AETHER WATER SYSTEMS, LLC, a Nevada limited liability company (“Aether” and, collectively with Biocon, the “Companies”), and GREGORY LUCAS, an individual (the “Member” and, collectively with the Companies, the “Selling Parties”). Each of the Purchaser, the Companies, and the Member may be referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

A. The Companies develop and sell water and air purification systems to food service, hotel and other commercial industries, as well as other air and gas filtration markets (the “Business”).

B. The Member owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of each Company.

C. The Purchaser desires to purchase all of the Membership Interests from the Member, and the Member desires to sell all of the Membership Interests to the Purchaser, upon the terms and subject to the conditions hereinafter set forth.

D. The Member acknowledges that the Purchaser is paying substantial consideration under this Agreement and that payment of such consideration will inure to his benefit, and that his agreement to the terms of this Agreement (including Section 8.3) is a material inducement for the Purchaser to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions

Definitions. The terms defined in this Article 1 will have the respective meanings indicated below for all purposes of this Agreement (including in the Schedules attached hereto), with the definitions being equally applicable to both the singular and plural forms of the terms defined.

“Affiliate” means, with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

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“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks are required to be closed in the State of New Jersey.

“Cash” means the cash and cash equivalents of the Companies (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the Annual Financial Statements. For the avoidance of doubt, Cash will be reduced for outstanding checks.

“Closing” means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement.

“Closing Accounts Receivable” means all accounts receivable of the Companies as of the Closing Date.

“Closing Accounts Payable” means all accounts payable of the Companies as of the Closing Date.

“Closing Liabilities” means all Liabilities of the Companies, other than the Debt Amount, as of the Closing Date.

“Closing Payment” means $750,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information with respect to the Business that the Companies have treated as proprietary and that they do not in the Ordinary Course of Business disclose to any Person outside the Companies concerning the businesses and affairs of the Companies, excluding any information that (a) is in the public domain at the time of disclosure, (b) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (c) is disclosed to the recipient by a third party not under an obligation of confidence, or (d) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Copyrights” means works of authorship in which copyright protection subsists, including, without limitation, databases, software and related documentation, together with all registrations and applications to register any of the foregoing.

“Debt” means, with respect to any Person at any date, (a) all obligations for borrowed money; (b) the outstanding indebtedness with respect to all capital leases; (c) all obligations arising from cash/book overdrafts or negative cash balances, (d) all guarantees, including, without limitation, guaranties of payment, collection and performance, (e) all Liabilities for the deferred purchase price of property or services; and (f) all accrued interest, prepayment premiums and penalties related to any of the foregoing.

“Employee Benefit Plan” means any plan, program, agreement, policy or arrangement, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profit sharing or similar equity-based plan or agreement, or (d) any other employment, deferred-compensation, retirement, severance, retention, change-in-control, leave, vacation, welfare-benefit, bonus, incentive or fringe-benefit plan, program, agreement or arrangement.

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“Environmental Law” means all Laws and Orders, as currently in effect, relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the regulations promulgated pursuant thereto, and all analogous state and local statutes and laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with either Company and that, together with such Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means CIBC Bank USA.

“Escrow Agreement” means the escrow agreement among the Escrow Agent, the Purchaser and the Member.

“Escrow Amount” means $250,000.

“Final Net Revenue of the Companies” means the Net Revenue of the Companies for a given Quarterly Earnout Period as finally determined pursuant to Section 3.4.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared, in each case as consistently applied by the Company.

“Governmental Authority” means any domestic or foreign federal, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body acting on behalf of any such governmental authority.

“Hazardous Materials” means (a) those substances, whether waste materials, raw materials, finished products, co-products, byproducts or any other materials or articles or constituents thereof that are regulated by, form the basis of liability under, or are defined as a contaminant, pollutant, dangerous, designated or controlled substance product, solid or hazardous waste, hazardous substance, or toxic substance under any Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any federal, state, local or non-U.S. Taxes that are imposed with respect to the income of the Companies.

“Indemnified Party” means a Party who is seeking indemnification under Section 7.1 or Section 7.2.

“Indemnitor” means a Party from whom indemnification is being sought under Section 7.1 or Section 7.2.

“Intellectual Property Rights” means Copyrights, Patent Rights, Trademarks and Trade Secrets, domain names, rights of publicity, moral rights, and other proprietary rights in intellectual property in any jurisdiction in the world.

“Knowledge” means the actual knowledge of the Member and the knowledge that the Member would reasonably be expected to have after due inquiry.

“Law” means any foreign, federal, state or local law, statute, ordinance, common law ruling or regulation, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

“Lien” means any lien, option, warrant, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and/or any other material restriction or covenant with respect to, or material condition governing the use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other material attribute of ownership.

“Losses” means any and all damages, losses, obligations, Liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, costs, and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees).

“Material Adverse Effect” means a material adverse effect on the business, prospects, operations, assets or properties, liabilities or results of operations of the Companies taken as a whole, or on the ability of the Member to consummate the transactions contemplated hereby; provided, however, that in no event will any effect resulting from the occurrence of any of the following be considered a Material Adverse Effect: (a) any change in general economic or political conditions or changes affecting the industry generally in which the Companies operate, so long as such change does not disproportionately affect the business of the Companies; (b) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof; (c) any adverse change arising from or relating to any change in accounting requirements applicable to the Companies or to any change in Laws or Orders applicable to the Companies or, in each case, in the interpretation thereof, so long as such change does not disproportionately affect the business of the Companies; or (d) the consummation of the transactions contemplated by this Agreement or any actions by any of the Parties taken pursuant to this Agreement.

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“Newly Purchased Capital Equipment” means the carbon block extrusion machine, the Toyota forklift, the label printer, the label applicator, and the water filter testing equipment that were recently purchased by the Member.

“Order” means any judgment, order, award, decision, notice, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state, local court or tribunal or other Governmental Authority and any award in any arbitration proceeding.

“Ordinary Course of Business” means an action taken consistent with the past practices of the Companies, as applicable.

“Patent Rights” means United States and foreign patents, patent applications, including, without limitation, continuations, continuations-in-part, divisions, provisionals, reissues, reexaminations, patent disclosures, inventions (whether patentable or not patentable) or improvements thereto.

“Permitted Liens” means (a) Liens expressly disclosed in the Financial Statements, including the notes thereto; (b) Liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Financial Statements or that are not yet due; (c) mechanic’s, materialmen’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or that are being contested in good faith; (d) easements, rights of way, encroachments and restrictions, zoning ordinances and other similar encumbrances affecting the Leased Premises that, individually or in the aggregate, do not materially interfere with the use or possession by the Companies of the Leased Premises; and (e) statutory Liens in favor of lessors arising in connection with any Leased Premises that, individually or in the aggregate, are not material and do not materially interfere with the use or possession by the Companies of the Leased Premises.

“Person” means any individual, general or limited partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date, and, in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date.

“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period ending at the Closing Date.

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“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, grievance or similar proceeding (in each case, whether civil, criminal, administrative, investigative or informal) initiated, commenced, conducted, heard, or pending by or before any Governmental Authority, arbitrator or mediator.

“Quarterly Earnout Period” means the first fiscal quarter of the Purchaser beginning after the Closing Date and each of the next seven fiscal quarters of the Purchaser thereafter.

“Statement of Working Capital” means the statement attached hereto as Exhibit A, which consist of a listing of all Closing Accounts Receivable, all inventory of the Companies as of the date(s) indicated on the list thereof, and all Closing Liabilities.

“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, twenty percent (20%) or more of the stock or other equity interests in such entity, or of which such Person is a general partner, manager or managing member.

“Tax” or “Taxes” means federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matter” means (a) any inquiries, assessments, proceedings or similar events with respect to Taxes of the Companies for a Pre-Closing Tax Period, or (b) any voluntary contact with any Governmental Authority relating to Taxes of the Companies for any Pre-Closing Tax Period.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Trade Secrets” means confidential and proprietary ideas, trade secrets, know how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that derives independent commercial value from not being generally known or readily available.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill associated therewith, and all registrations and applications to register any of the foregoing.

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Article 2
Purchase of Purchased Membership Interests; Closing

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Member agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase from the Member, all of the Member’s right, title and interest in and to the Membership Interests, free and clear of all Liens, at the Closing.

2.2 Closing. The Closing will take place remotely by electronic or other exchange of documents and signature pages in a manner mutually acceptable to the Parties on the date hereof or at such other time and place as the Parties may agree. The Closing will be effective for economic and accounting purposes as of 11:59 p.m. Eastern Time on the date on which the Closing occurs (the “Closing Date”).

2.3 Member Closing Deliveries. At the Closing, the Member will have delivered, or will have caused to be delivered, all of the following documents to the Purchaser:

(a) assignments of the Membership Interests duly executed in blank in proper form to transfer;

(b) a certificate issued by the Secretary of State of the State of Nevada, as of a date reasonably acceptable to the Purchaser, as to the good standing of each Company;

(c) a certificate of a duly authorized officer of each Company, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser, certifying as to (i) the Articles of Organization of each Company; (ii) the Limited Liability Company Agreement of each Company; and (iii) the authority and incumbency of persons acting on behalf of each Company in connection with the execution and delivery of this Agreement and any document or certificate executed and delivered by either Company in connection herewith;

(d) the Escrow Agreement, duly executed by the Member;

(e) an employment agreement between the Purchaser and the Member (the “Employment Agreement”), duly executed by the Member;

(f) a release, duly executed by the Member;

(g) all consents, authorizations and notices necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, including the consents, authorizations and notices set forth on Schedules 4.3(c) and 4.3(d);

(h) (i) evidence satisfactory to the Purchaser of the payoff of the Debt set forth on Schedule 4.6(b), and (ii) evidence, in form and substance reasonably satisfactory to the Purchaser, of the release of all Liens on the assets of the Companies;

(i) the minute books and record books of the Companies and all other books and books and records of, or pertaining to, the business and operations of the Companies;

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(j) the resignation of such officers and the Managing Member of each Company as the Purchaser may request as of the Closing and the termination of the Limited Liability Company Agreement of each Company;

(k) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) from the Member certifying that the Member is not a foreign person within the meaning of Section 1445 of the Code, duly executed by the Member; and

(l) such other documents or statements as may reasonably be requested by the Purchaser or its counsel.

2.4 Purchaser Closing Deliveries. At the Closing, the Purchaser will have delivered, or will have caused to be delivered, all of the following documents to the Member:

(a) evidence of the payment of (i) the Closing Payment, (ii) the Debt of the Company, as set forth on Schedule 4.6(b), and (iii) the Escrow Amount;

(b) the Escrow Agreement, duly executed by the Purchaser; and

(c) the Employment Agreement, duly executed by the Purchaser.

2.5 Excluded Property. Notwithstanding anything in this Agreement to the contrary, the Purchaser acknowledges and agrees that (i) at or prior to the Closing, the Member may withdraw and retain all Cash of the Companies in excess of $5,000, and (ii) the property located at the Leased Premises that is listed in Schedule 2.5 is and will remain the property of the Member after the Closing regardless of whether or not either of the Companies was the initial purchaser thereof.

Article 3
Purchase Price

3.1 The Purchase Price. The purchase price to be paid by the Purchaser for the Membership Interests (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) will equal the sum of the Closing Payment, the AR Payments, if any, and the Earnout Payments, if any.

3.2 Payments at Closing. The Closing Payment will be paid by the Purchaser as described in this Section 3.2, and adjusted, if at all, pursuant to Section 3.3.

(a) Payment of Closing Payment. At the Closing, the Purchaser will pay the Closing Payment and the Escrow Amount as follows:

(i) The Purchaser will deliver the Closing Payment to the Member by wire transfer of immediately available funds to an account designated by the Member (such designation to be delivered to the Purchaser at least three Business Days prior to the Closing Date).

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(ii) The Purchaser will deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent to be held in an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement.

(b) Debt.

(i) At the Closing, on behalf of the Companies, and at the direction of the Member, the Purchaser will deliver payment to lenders or other creditors of the Companies in respect of the Debt set forth on Schedule 4.6(b) via wire transfer of immediately available funds pursuant to payoff letters delivered by such parties to the Purchaser and the Companies in form and substance reasonably satisfactory to the Purchaser and the Member (such amount, the “Debt Amount”).

(ii) The Parties acknowledge that the Debt of the Companies as of the Closing Date are obligations of the Companies incurred on or before the Closing Date, and nothing in this Agreement will be deemed to make them obligations of the Purchaser. Payment of such Debt of the Companies by the Purchaser, in each case, on behalf of the Companies, on the Closing Date is being made for convenience only.

3.3 Accounts Receivable Payments. The Purchaser will pay (or will cause the Companies to pay) to the Member all proceeds collected by the Companies in respect of the Closing Accounts Receivable during the six-month period following the Closing Date (the “AR Payment Period”) up to a maximum total equal to the Closing Accounts Receivable plus $7,000, which reflects the security deposit under the lease set forth on Schedule 4.12(b), minus the Closing Accounts Payable (the “AR Payments”). The Purchaser will deliver to the Member a statement (the “AR Statement”) (i) setting forth the amount collected by the Companies in respect of the Closing Accounts Receivable with respect to each monthly period during the AR Payment Period (ii) certified by an authorized representative of the Purchaser, in such representative’s capacity as a representative of the Purchaser and not in his or her capacity as an individual, and (iii) delivered by the Purchaser within 20 days after the end of the each month of the AR Payment Period. Each AR Statement shall be accompanied by the corresponding AR Payment for such month.

3.4 Earnout.

(a) Delivery of Net Revenue Statements. The Purchaser will deliver to the Member a statement (each a “Net Revenue Statement”) setting forth the amount of Net Revenue of the Companies with respect to each Quarterly Earnout Period. Each Net Revenue Statement will be (i) in a form reasonably acceptable to the Member and the Purchaser, (ii) certified by an authorized representative of the Purchaser, in such representative’s capacity as a representative of the Purchaser and not in his or her capacity as an individual, to have been calculated in accordance with the provisions of this Agreement, and (iii) delivered by the Purchaser within 30 days after the end of the subject Quarterly Earnout Period.

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(b) Determination of Net Revenue of the Companies. “Net Revenue of the Companies” for each Quarterly Earnout Period means the aggregate amount of gross sales by the Companies (excluding sales between the Purchaser and either Company and between the Companies but including sales by the Purchaser or any of its Affiliates of products and services of either Company) of products and services to third parties during the relevant Quarterly Earnout Period (in each case, determined in accordance with GAAP), reduced by the following amounts to the extent allocable to such sales of products and services: (i) any refunds, credits or allowances actually given or credited to any third party due to rejections, defects or returns, (ii) any discounts or rebates actually given or credited, (iii) sales, use, occupation or excise taxes, freight, duty or transportation insurance included therein, and in each case as actually incurred by the Companies; and (iv) amounts previously included in Net Revenues of the Companies after the Closing Date that were written-off during such period as uncollectible. Net Revenue of the Companies will be calculated for each Quarterly Earnout Period in the manner provided on Schedule 3.4(a), and for purposes of determining the deductions referred to in this Section 3.4(b)(i)-(iv) above for each of the products and services, such deductions will be determined without duplication.

(c) Dispute Mechanism.

(i) Within 10 days following the Purchaser’s delivery to the Member of a Net Revenue Statement with respect to a Quarterly Earnout Period, the Member will give the Purchaser a written notice stating either (i) the Member’s acceptance, without objection, of the Net Revenue Statement (a “Net Revenue Acceptance Notice”) or (ii) the Member’s objections to the Net Revenue Statement (a “Net Revenue Objection Notice”). If the Member gives the Purchaser a Net Revenue Acceptance Notice or does not give the Purchaser a Net Revenue Objection Notice within such 10-day period, then such Net Revenue Statement will be conclusive and binding upon the Parties and the Net Revenue of the Companies set forth on such Net Revenue Statement will constitute the Final Net Revenue of the Companies for such Quarterly Earnout Period.

(ii) In the event that the Member delivers a Net Revenue Objection Notice to the Purchaser and the Purchaser and the Member fail to resolve all of the issues set forth in the Net Revenue Objection Notice within 10 days after the Purchaser receives the Net Revenue Objection Notice (the “Net Revenue Agreement Period”), (A) the Member and the Purchaser will retain the Independent Auditors to make the determination of the Final Net Revenue of the Companies for such Quarterly Earnout Period in accordance with the terms of this Agreement within the 15-day period immediately following the Net Revenue Agreement Period, and (B) the Purchaser and the Member Representative each will provide the Independent Auditors with their respective determinations of the Net Revenue of the Companies for such Quarterly Earnout Period. The Independent Auditors will consider only those items and amounts in the Purchaser’s and the Member’s respective determinations of the Net Revenue of the Companies that are identified as being items and amounts to which the Purchaser and the Member have been unable to agree. In resolving any such disputed item or amount, the Independent Auditors may not assign a value to any item or amount that is higher than the highest value for such item or amount claimed by either Party or lower than the lowest value for such item or amount claimed by either Party. The Independent Auditors’ determination of the Net Revenue of the Companies will be based on the definition of Net Revenue of the Companies contained in this Agreement. Assuming compliance with the immediately preceding sentence, the determination of the Final Net Revenue of the Companies for such Quarterly Earnout Period by the Independent Auditors will be conclusive and binding upon the Parties. The fees, costs and expenses of the Independent Auditor will be paid (x) by the Member if the items covered thereby are resolved in favor of the Purchaser or (y) by the Purchaser if the items covered thereby are resolved in favor of the Member. If the items referred to therein are resolved in part in favor of the Member and in part in favor of the Purchaser, such fees, costs and expenses will be allocated between the Member and the Purchaser in inverse proportion as the Member and the Purchaser may prevail on matters resolved by the Independent Auditor, which proportionate allocations will be determined by the Independent Auditors.

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(d) Earnout Payment. With respect to each Quarterly Earnout Period, the Purchaser will pay to the Member an amount equal to the payout amount as set forth on Schedule 3.4(d) based on the Final Net Revenue of the Companies (each such payment, if any, that is described in this Section 3.4(d) is an “Earnout Payment” and, collectively, the “Earnout Payments”). Up to the first $31,250 of each Earnout Payment, if any, that becomes due will be paid from the Escrow Account, and the Purchaser and the Member agree to jointly instruct the Escrow Agent to release $31,250 from the Escrow Account as follows: (i) if an Earnout Payment becomes due in an amount that is equal to or greater than $31,250, then $31,250 will be released from the Escrow Account to the Member and (ii) if an Earnout Payment becomes due in an amount that is less than $31,250, then the amount of the Earnout Payment will be released from the Escrow Account to the Member and the difference between such Earnout Payment and $31,250 will be released from the Escrow Account to the Purchaser; provided, in either (i) or (ii) above, the distribution from the Escrow Account made in connection with the final Earnout Payment will be a distribution of all remaining funds in the Escrow Account. Any amount of an Earnout Payment owed to the Member in excess of the amount received by the Member from the Escrow Account will be paid in cash or via wire transfer of immediately available funds to such bank accounts as are designated in writing by the Member within three Business Days of the determination of Final Net Revenue of the Companies.

(e) Recordkeeping Requirements; Examination Rights.

(i) The Purchaser will keep true, complete and accurate books and records and other documents and information, including books of account, supporting schedules, analyses, workpapers and other underlying records or documentation, as may be necessary or appropriate for the Member to be able to confirm the amounts of Net Revenue of the Companies set forth in each Net Revenue Statement (all of which the Member shall have the right to examine during normal business hours upon reasonable notice), and the Purchaser will retain the books and records and other documents and information relating to a Quarterly Earnout Period until at least one calendar year following the end of such Quarterly Earnout Period.

(ii) In the event of a dispute between the Parties with respect to this Section 3.4, the Independent Auditors will have the right to examine, on a confidential basis, during normal business hours, the books and records and other relevant documents and information of the Purchaser and its Affiliates that the Independent Auditors may reasonably request in order to verify the accuracy of the Net Revenue Statements provided by the Purchaser pursuant to Section 3.4(a); provided, however, that any such access will not unreasonably interfere with the conduct of the business of the Companies.

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(f) Conduct of Business. From and after the Closing Date, all decisions and efforts with respect to the operation of the Companies, the conduct of the Business and the development of the products of the Companies will be in the Purchaser’s sole and absolute discretion, without any express or implied warranty or covenant of any kind; provided, however that the Member will be employed as President of the Companies pursuant to the Employment Agreement and will have the duties and responsibilities as set forth in the Employment Agreement.

3.5 Treatment of Purchase Price. The Purchaser and the Member agree to treat all payments of the Purchase Price made by the Purchaser to the Member pursuant to this Agreement (which, for the avoidance of doubt, includes the Closing Payment, the AR Payments (if any) and the Earnout Payments (if any) as consideration for the purchase of the Membership Interests and to report such payments on all tax and information returns accordingly, and to not take any position inconsistent with the foregoing.

Article 4
Representations and Warranties of the Companies

The Selling Parties, jointly and severally, hereby represent and warrant to the Purchaser as follows:

4.1 Organization.

(a) Biocon is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada. Aether is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada. Each Company has the organizational power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. Each Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such authorization is required except where the lack of such authorization would not have a Material Adverse Effect.

(b) Each Company has furnished or made available to the Purchaser a complete and correct copy of its Articles of Organization and Limited Liability Company Agreement, each as amended to date, of such Company. Such Articles of Organization and Limited Liability Company Agreements are in full force and effect. Neither Company is in violation of any of the provisions of its Articles of Organization or Limited Liability Company Agreement. True and complete copies of the transfer books and minute books of each Company, if any, have been made available to the Purchaser prior to the date hereof.

4.2 Capitalization. Schedule 4.2 sets forth the authorized and outstanding Membership Interests of each Company. All such outstanding Membership Interests are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding securities, obligations or instruments convertible into or exchangeable for Membership Interests in either Company and no commitments to issue such securities, obligations or instruments. No Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any Membership Interests of either Company. None of the Membership Interests have been issued in violation of, or are subject to, any preemptive right, subscription right or similar right.

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4.3 Due Authorization; Execution and Enforceability; Consents; No Conflict.

(a) Each Company has full limited liability company power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by such Company in connection herewith, if any (collectively, the “Transaction Documents”), to consummate the transactions contemplated hereby and thereby and to perform such Company’s obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by each Company. The execution and delivery by such Company of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Company, and no other company action or proceeding on the part of such Company is necessary to authorize the execution and delivery of, or the performance of its obligations under, this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents, constitute, or when executed and delivered will constitute, valid, legal and binding obligations of each Company, enforceable against such Company in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally and general equity principles.

(c) Except as set forth on Schedule 4.3(c) hereto, no material authorization, approval or consent of, or notice to or filing or registration with, any Governmental Authority or any other Person is required in connection with the execution and delivery by either Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance by either Company of its respective obligations hereunder and thereunder.

(d) Except as set forth on Schedule 4.3(d) hereto, the execution and delivery by each Company of this Agreement and the Transaction Documents, the consummation by such Company of the transactions contemplated hereby and thereby and the performance by such Company of its obligations hereunder and thereunder do not and will not (i) conflict with or violate any of the terms of such Company’s Articles of Organization or Limited Liability Company Agreement; (ii) violate or conflict with any Law or any Order applicable to such Company, (iii) violate or conflict with the terms of, or result in the acceleration of, any Liability of such Company under, or violate or conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage, deed of trust, contract, agreement or instrument to which such Company is a party or by which any of its assets or properties is bound or affected, (iv) result in the creation or imposition of any material Lien (other than Permitted Liens) of any nature upon any of the assets or properties of such Company, or (v) constitute an event permitting termination of any material Contract, License, or other material right of the Company.

4.4 Equity Interests. Neither Company, directly or indirectly, owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any Liability of, any Person.

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4.5 Financial Statements.

(a) Attached as Schedule 4.5 are the following financial statements (the “Financial Statements”): (a) a balance sheet of Biocon as of December 31, 2017, and the related statements of income and cash flows for the fiscal year then ended (the “Annual Financial Statements”), and (b) a balance sheet of Biocon as of December 12, 2018 (the “Interim Balance Sheet”) and the related statement of income for the year 2018 through such date (the “Interim Financial Statements”). Except as set forth on Schedule 4.5, the Financial Statements: (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of Biocon; (ii) fairly present, in all material respects, the financial condition and the results of operations and cash flow of Biocon as of the date thereof and for the period referred to therein; and (iii) have been prepared in accordance with GAAP or other commercially reasonable accounting method, consistently applied throughout the periods indicated subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of footnotes. The Financial Statements do not reflect any assets of any Person other than Biocon. The Financial Statements have been prepared from, and are consistent with, the books and records of Biocon, which books and records are accurate and complete in all material respects.

(b) Each Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of audited financial statements in conformity with GAAP or such other applicable commercially reasonable accounting method and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.6 Absence of Liabilities; No Debt.

(a) Except as set forth on Schedule 4.6(a), neither Company has any Liabilities (including, without limitation, any Liabilities that may be owed to the Member or any Affiliate of the Member) other than those (i) reflected or reserved against in the Financial Statements; (ii) reflected in the Statement of Working Capital; (iii) not required by GAAP, as consistently applied, to be reflected or reserved against in the Financial Statements; or (iv) incurred in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet.

(b) Except as set forth on Schedule 4.6(b), neither Company has any Liability for Debt and true and complete copies of all material instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Debt have been delivered or made available to the Purchaser. No event has occurred and no condition has become known to either Company that constitutes, or with notice or passage of time, or both, would constitute, a default or termination under any instrument or document relating to or evidencing such Debt.

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4.7 Absence of Changes. Since the date of the Interim Balance Sheet, the Business has been operated in the Ordinary Course of Business and there has not been incurred, nor has there occurred: (a) any damage, destruction or loss (whether or not covered by insurance), adversely affecting the Business or assets of either Company in excess of $10,000; (b) any strikes, work stoppages or other labor disputes involving the employees of either Company; (c) transfer, pledge or other disposition of any of the assets of either Company having an aggregate book value of $10,000 or more (except sales in the Ordinary Course of Business or dispositions of obsolete assets); (d) any redemption, repurchase or other acquisition of the equity interests of either Company; (e) any material amendment, termination, waiver or cancellation of any material Contract (except in each case in the Ordinary Course of Business); (f) any (i) general uniform increase in the compensation of the employees of either Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation or other plan or commitment), other than in the Ordinary Course of Business, (ii) increase in any such compensation payable to any individual officer, partner, consultant or agent of either Company, other than in the Ordinary Course of Business, or (iii) loan or commitment therefore made by either Company to any officer, partner, employee, consultant or agent of such Company; (g) any change in the accounting methods, procedures or practices followed by either Company or any change in depreciation or amortization policies or rates theretofore adopted by such Company; (h) any material change in policies, operations or practices of either Company with respect to business operations followed by such Company, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of such Company concerning the employees of such Company; (i) any capital appropriation or expenditure or commitment therefore on behalf of either Company in excess of $10,000 individually or $25,000 in the aggregate; (j) any write-down or write-up of the value of any inventory or equipment of either Company or any increase in inventory levels in excess of historical levels for comparable periods; (k) any Material Adverse Effect; or (l) any agreement, whether in writing or otherwise, for either Company to take any of the actions enumerated in this Section 4.7.

4.8 Managers, Governors, Directors and/or Officers. A true, correct and complete list of the current managers, governors, directors and/or officers of each Company is set forth on Schedule 4.8 hereto.

4.9 Compliance with Laws. Each Company is in compliance in all material respects with all applicable Laws. There is no investigation by any Governmental Authority pending or, to the Knowledge of the Companies, threatened against either Company. Since December 31, 2012, neither Company has received any notice, Order, inquiry, investigation, complaint or other communication from any Governmental Authority or any other Person that either Company is not in compliance in all material respects with any Law applicable to it.

4.10 Licenses. Schedule 4.10 contains a complete and correct list of each approval, consent, license, permit, waiver or other authorization (other than the Environmental Permits) issued, granted or given by or under the authority of any Governmental Authority or pursuant to any Law (each a “License”) that is held by either Company or that is used by either Company in connection with the Business. Each Company is, and at all times since December 31, 2012 has been, in compliance in all material respects with the terms and requirements of each License. Since December 31, 2012, neither Company has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual or potential violation of any term or requirement of any License, or (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any License. All Licenses are valid and in full force and effect. The Licenses collectively constitute all of the Licenses necessary to permit each Company to lawfully conduct and operate the Business in the manner currently conducted. No License prohibits or restricts the consummation of the transactions contemplated by this Agreement.

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4.11 Environmental Matters.

(a) Each Company is and, since December 31, 2015, has been in compliance in all material respects with all applicable Environmental Laws in connection with its ownership, use, maintenance, and operation of the Business and the Leased Premises.

(b) Each Company currently holds all permits, licenses, approvals, consents or authorizations necessary for the conduct and operation of the Business under applicable Environmental Laws (“Environmental Permits”). All such Environmental Permits are listed on Schedule 4.11(b) and are in good standing, except where the relevant Company has filed a timely application for renewal, and each Company is and at all times has been in compliance in all material respects with the terms and conditions of all such Environmental Permits.

(c) To the Knowledge of the Companies, (i) no Hazardous Materials are or have been released, discharged or disposed of at, on or under or migrated onto or from the Leased Premises or any real property formerly owned or operated by either Company (the “Former Properties”), and (ii) no other Person has at any time released, discharged or disposed of Hazardous Materials at, on, under or around the Leased Premises or Former Properties, or used the Leased Premises or Former Properties as a landfill or other disposal site.

(d) No proceedings, orders, notices, complaints, requests for information, claims, investigations, lawsuits, enforcement actions, demands or similar communications from any Governmental Authority or other Person are pending or, to either Company’s Knowledge, threatened with respect to either Company, the operation of the Business or the Leased Premises and arise from or relate to: (i) the actual or alleged presence of any Hazardous Material or any other release or threatened release on, in, under or around the Leased Premises or Former Properties caused by either Company; or (ii) any other circumstances forming the basis of any actual or alleged violation of any applicable Environmental Law by either Company or Liability of either Company under any applicable Environmental Law, including without limitation the off-site disposal of Hazardous Materials.

4.12 Real Property.

(a) Neither Company owns or has ever owned real property.

(b) Schedule 4.12(b) hereto contains a complete list and description of all real property of which either Company is a tenant (herein collectively referred to as the “Leased Premises”). True, correct and complete copies of all leases of all Leased Premises (the “Real Property Leases”) have been delivered or made available to the Purchaser. Each Company has valid and binding leasehold title to all Leased Premises, in each case, free and clear of all Liens, except Permitted Liens. With respect to each Real Property Lease, no event or condition currently exists that would give rise to a material repair or restoration obligation if such Real Property Lease were to terminate. To the Knowledge of either Company, no event or condition currently exists that would create a legal or other impediment to the use of the Leased Premises as currently used, or would increase the additional charges or other sums payable by the tenant under any of the Real Property Leases (including, without limitation, any pending Tax reassessment or other special assessment affecting the Leased Premises).

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(c) To the Knowledge of either Company, the Leased Premises conform in all material respects with all applicable accreditation requirements and zoning Laws. To the Knowledge of either Company, each Company has all rights, including, but not limited to, rights for power lines, water lines, sewers and other means of ingress and egress, necessary to conduct the Business such Company now conducts.

(d) Neither the whole nor any portion of any of the Leased Premises has been condemned, expropriated, ordered to be sold or otherwise taken by any public authority, with or without payment or compensation therefore, and, to the Knowledge of either Company, no such condemnation, expropriation, sale or taking is currently threatened or contemplated. To the Knowledge of either Company, there are no pending assessments that would affect any of the Leased Premises.

4.13 Title to Assets; Adequacy; Inventory.

(a) Each Company has good and marketable title to all tangible assets used in the business of such Company and purported to be owned by such Company, free and clear of all Liens, except for Liens specified on Schedule 4.13(a) and Permitted Liens. Each Company owns or has valid leasehold rights to all assets sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. All tangible assets owned or leased by either Company have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

(b) No officer, director, governor, manager, Member or Affiliate of either Company or any individual in such officer’s, director’s, governor’s, manager’s or Member’s immediate family is a party to any Contract or transaction with either Company or has any direct or indirect interest in any of either Company’s assets.

(c) The inventory of each Company (i) is free of any known defect or deficiency, and (ii) to the extent of finished goods that are a part of the inventory, may be introduced into interstate commerce in the United States. To the extent the inventory contains raw materials and work-in-process, such raw materials and work-in process (x) are of good manufacturing quality and (y) have been manufactured, handled, maintained, packaged and stored at all times in accordance with the specifications set forth in the relevant Licenses, in compliance with applicable Law and current good manufacturing practices, and in compliance with all requirements of relevant Governmental Authorities. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Business. The inventory contains no material amount of slow moving, obsolete or damaged items. Any obsolete items and items of below-standard quality contained in the inventory have all been written off or written down to net realizable value in the Financial Statements or on the accounting records of the relevant Company as of the Closing, as the case may be. All inventory not written off has been priced at the lower of cost or net realizable value in accordance with GAAP consistently applied for all periods, with appropriate write-downs for slow moving, obsolete and damaged merchandise.

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(d) The Statement of Working Capital contains a list of all of the inventory and the locations of all such inventory as of the date(s) indicated on such list. All inventory of the Companies is owned by the relevant Company free and clear of any Liens (except for Liens specified on Schedule 4.13(a) and Permitted Liens). No inventory has been consigned to others, nor is any inventory consigned to either Company.

4.14 Contracts.

(a) Schedule 4.14(a) lists all of the following agreements, contracts, arrangements and commitments (collectively, “Contracts”) to which either Company is a party and that are currently in effect:

(i) all contracts and agreements that provide for annual payments or expenses by, or annual payments or income to, either Company of $10,000 or more (other than ordinary course purchase and sale orders);

(ii) all partnership, joint venture, limited liability company contract arrangements or agreements or similar agreements;

(iii) all contracts, license agreements or agreements in respect of similar rights granted or held with respect to technology, Intellectual Property Rights or any services related thereto, except for licenses with respect to (A) pre-packaged or “off-the-shelf” software applications licensable to the public generally on standard terms, or (B) rights to display or use the marks or names of third parties pursuant to agreements with either Company’s suppliers;

(iv) all contracts or other documents that limit the freedom of either Company to compete in any line of business or with any Person or in any geographic area;

(v) all agreements or other documents of either Company in respect of Debt;

(vi) all agreements and other documents of either Company relating to any interest rate, currency or commodity derivatives or hedging transaction;

(vii) all agreements and other documents that create a future payment obligation or other Liability to either Company in excess of $10,000 on an annual basis or more or that have a term greater than one year and cannot be cancelled by the relevant Company without penalty or further payment and without more than 30 days’ notice;

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(viii) all contracts, agreements or other documents with the Member or his Affiliates;

(ix) all collective bargaining agreements or other labor agreements; and

(x) all contracts, agreements or other documents of either Company in respect of property or assets (whether real or personal, tangible or intangible) in which either Company holds a leasehold interest.

(b) Each Contract required to be disclosed pursuant to Section 4.14(a) is a valid and binding agreement of the relevant Company, enforceable in accordance with its terms against the applicable Company, and, to the Knowledge of either Company, the other contracting party (or parties, as applicable), except in each case that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief). Neither Company nor, to the Knowledge of either Company, any other party thereto is in default under the terms of any Contract. Neither Company has received notice of any material default or event that, with notice or lapse of time, or both, would constitute a material default by either Company under any Contract. No Person is renegotiating, or has a right (or, to the Knowledge of either Company, has asserted a right) pursuant to the terms of any Contract to renegotiate, any amount paid or payable to either Company under any Contract or any other material term or provision of any Contract.

(c) Each Company has made available or delivered to the Purchaser accurate and complete copies of all written Contracts, including all amendments thereto, and Schedule 4.14(a) provides an accurate description of the material terms of each Contract that is not in written form.

(d) Except as set forth on Schedule 4.3(c) and Schedule 4.3(d), none of the execution, delivery or performance by either Company of this Agreement or the consummation by either Company of the transactions contemplated hereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of either Company or to a loss of any material benefit to which either Company is entitled under any provision of any Contract.

4.15 Litigation. There is no, nor since December 31, 2012 has there been any, claim, action, suit or proceeding at law or in equity by any Person, or any Proceeding pending, or, to the Knowledge of either Company, threatened, against either Company or any of its properties or rights or against or affecting the Membership Interests or the transactions contemplated hereby. Neither Company nor any assets or properties owned, leased or used or held for use by either Company are subject to any Order that (a) prohibits or restricts the consummation of the transactions contemplated hereby or the ability of either Company or the Member to comply with the terms and conditions hereof; or (b) restricts the ability of either Company to acquire any property or conduct business in any area.

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4.16 Intellectual Property.

(a) Schedule 4.16(a) contains a complete list of all (i) Patent Rights, registrations and applications for Trademarks, registrations and applications for Copyrights, domain names and URLs, and material unregistered Trademarks and Copyrights (including all names under which either Company is conducting business), in each case that are owned by, licensed to or used by either Company in connection with the Business and (ii) agreements, contracts, licenses, and sublicenses that relate to any such Patent Rights, Trademarks or Copyrights.

(b) Except as disclosed on Schedule 4.16(b): (i) all issued Patent Rights identified on Schedule 4.16(a), all registered Trademarks identified on Schedule 4.16(a) and all registered Copyrights identified on Schedule 4.16(a) are valid and enforceable; (ii) to the Knowledge of either Company, all applications for issuance of Patent Rights identified on Schedule 4.16(a), all applications to register Trademarks identified on Schedule 4.16(a), and all applications to register Copyrights identified on Schedule 4.16(a) are in good standing and without challenge by any third party; (iii) to the Knowledge of either Company, there are no pending claims, actions or proceedings that challenge the validity of any Intellectual Property Rights identified on Schedule 4.16(a) or that form the basis for such Intellectual Property Rights being adjudicated invalid or unenforceable; and (iv) each Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property Rights owned by such Company.

(c) Each Company is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property Rights owned by such Company, and has the valid and enforceable right to use all other Intellectual Property Rights used in, or necessary for, the conduct of the Business, in each case free and clear of all Liens (except for Liens specified on Schedule 4.13(a) and Permitted Liens).

(d) Except as set forth on Schedule 4.16(d), (i) no infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person has occurred or results in any way from the conduct of the Business, (ii) no claim of any infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person has been made or asserted against or to either Company, and (iii) to the Knowledge of either Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by either Company or used in the conduct of the Business.

(e) Each Company has taken commercially reasonable steps to secure and protect the confidentiality of all Trade Secrets owned or used by such Company.

(f) Neither Company is subject to any agreement with any standards body or other similar entity that would obligate such Company to grant licenses to any Person with respect to, or otherwise impair or limit such Company’s control of, any Intellectual Property Rights.

(g) Since December 31, 2012, each Company has complied in all material respects with all applicable Laws, and with the terms of all contracts, in either case relating to the collection, retention, use, disclosure, transmission and storage of personal information. No Person has commenced any action relating to either Company’s information privacy or data security practices.

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4.17 Taxes. Each Company has filed all income Tax Returns and other Tax Returns that are required to be filed by it and all such Tax Returns are true and correct in all material respects. All Taxes owed by either Company, whether or not shown on any Tax Return, have been paid or properly accrued for on the Financial Statements in accordance with GAAP. No examination or audit of any Tax Return is currently in progress and no examination or audit of any Tax Return has been made since December 31, 2012. There are no agreements or waivers extending, or having the effect of extending, the statutory periods of limitation within which to assess any Tax that are currently in force. Each Company has withheld and collected all Taxes required to be withheld and collected by it and, to the extent required, has properly and timely paid or deposited such Taxes as required by applicable Law. No Governmental Authority is asserting in writing or, to the Knowledge of either Company, threatening to assert against either Company any deficiency, proposed deficiency, or claim for additional Taxes or any adjustment thereof. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of either Company. Neither Company is now, nor has either ever been, a member of a consolidated group for federal income Tax purposes or a consolidated, combined or similar group for state Tax purposes with any Person. At all times since inception, each Company has been and until Closing will continue to be properly treated as a disregarded entity for United States federal Income Tax purposes, and for the Income Tax purposes of any state in which each Company is subject to Income Taxes. No election has been filed to treat either Company as an association taxable as a corporation for U.S. federal, state or local Tax purposes. The transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax deferral, Tax incentive or other preferential Tax treatment of any member of either Company and will not result in the claw-back or recapture of any such Tax exemption, Tax holiday, Tax deferral, Tax incentive or other preferential Tax treatment. The Member is not a disregarded entity for tax purposes and is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Company has engaged in any transaction that is subject to disclosure under current or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

4.18 Employees.

(a) As of the date of this Agreement, other than the Member, each Company employs only those full-time and part-time employees, and retains only those contractors, whose names, positions and salaries are listed on Schedule 4.18(a).

(b) Other than for customary “at will” oral employment arrangements, neither Company has any written, oral or implied employment contracts with any of its employees. As of the date of this Agreement: (i) neither Company is delinquent in the payment (A) to or on behalf of its past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof, or (B) of any amount that is due and payable to any state or state fund pursuant to any workers’ compensation statute, rule or regulation or any amount that is due and payable to any workers’ compensation claimant; (ii) there are no collective bargaining agreements currently in effect between either Company and labor unions or organizations representing any employees of either Company; (iii) no collective bargaining agreement is currently being negotiated by either Company; and (iv) to the Knowledge of either Company, there are no union organizational drives in progress and there has been no formal or informal request to either Company for collective bargaining or for an employee election from any union or from the National Labor Relations Board. No employees of either Company will be entitled to any severance or other payment in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Company has extended to any of its employees any loans or credit.

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(c) Each Company is in compliance with all Laws governing the employment of labor, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act (29 U.S.C. 201, et seq.) (“FLSA”), the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, as amended, the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other executive Orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Laws (collectively the “Labor Laws”). Each Company has, since December 31, 2012, conducted its business in compliance with all applicable Labor Laws. Each Company has withheld all amounts required by Law or Contract to be withheld from the wages or salaries of its employees and is not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. Each Company has maintained adequate and suitable records regarding the service of each of its employees including records of working time. Each Company has properly classified its employees pursuant to the FLSA. Neither Company is, nor has it been in the past three years, a government contractor.

4.19 Employee Benefits.

(a) Set forth on Schedule 4.19(a) is a list of all Employee Benefit Plans established, maintained or contributed to by either Company. Each Company has delivered or caused to be delivered or made available to the Purchaser copies of (i) each current Employee Benefit Plan, together with the most recent amendments thereto, and related trust agreement or other funding instrument, as well as the most recent Internal Revenue Service determination letter, opinion or advisory related to each Employee Benefit Plan qualified under Section 401(a) or 501 of the Code, (ii) IRS Form 5500 for the three most recently completed plan years for each Employee Benefit Plan required to file such Form and any related audited financial statements and opinions; (iii) the most recent Summary Plan Description (plus all subsequent Summaries of Material Modification) for each Employee Benefit Plan subject to the Summary Plan Description requirements of Section 104(b) of ERISA, (iv) all material communications to or from any Governmental Authority (including the Internal Revenue Service and Department of Labor) concerning any Employee Benefit Plan since December 31, 2012, and (v) with respect to each Employee Benefit Plan qualified under Section 401(a) of the Code, test results for the prior plan year demonstrating such Employee Benefit Plan’s compliance with the applicable coverage, annual additions and discrimination rules under the Code.

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(b) Neither Company (including all employers, whether or not incorporated, that are treated together with such Company as a single employer within the meaning of Section 414 of the Code) maintains or contributes to, and neither has maintained or contributed to in the six years prior to Closing, an Employee Benefit Plan that is either (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code. No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) Each Employee Benefit Plan conforms to and has been operated and administered in material compliance with the requirements of ERISA, the Code and all other applicable Laws. To the Knowledge of either Company, there are no facts relating to any Employee Benefit Plan that (i) have resulted in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or otherwise have resulted in or could reasonably result in the imposition of an excise tax, penalty or similar Liability under ERISA or the Code; (ii) have resulted in a breach of fiduciary duty or violation of Part 4 of Title I of ERISA; or (iii) could reasonably result in any material Liability (whether or not asserted as of the date hereof) under ERISA, the Code, any other applicable Laws or otherwise, other than Liability for benefit claims and funding obligations in the ordinary course to the Purchaser. There are no pending or, to the Knowledge of either Company, threatened claims (other than routine claims for benefits) or lawsuits against or with respect to any Employee Benefit Plans. Neither Company has Knowledge of any governmental audit or examination of any Employee Benefit Plan or of any facts that would reasonably lead it to believe that any such audit or examination is pending or threatened.

(d) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to be exempt under Section 501 of the Code has been and is so qualified or exempt as of the date hereof, and each Company has received a current favorable determination letter to such effect from the Internal Revenue Service or is properly relying on the Internal Revenue Service opinion or advisory letter issued with respect to the qualification of a prototype plan document that such Company has duly adopted. To the Knowledge of either Company, the amendments to and operation of any Employee Benefit Plan or related trust since receipt of such letter do not materially adversely affect the qualified or exempt status of any such Employee Benefit Plan or related trust.

(e) All amounts required to have been paid as contributions to any Employee Benefit Plan have been paid within the time prescribed by applicable Laws and the applicable plan documents. Neither Company has been delinquent as to premiums, reimbursements, accruals, contributions or payments to or in respect of any Employee Benefit Plan. With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise noted on the Financial Statements. Each Company has furnished or made available to the Purchaser complete financial information regarding the funding and present and future liabilities of any and all deferred compensation, salary continuation, or other Employee Benefit Plans that are not intended to be qualified under Section 401(a) of the Code. No assets of either Company are allocated to or held in a “rabbi trust” or similar funding vehicle.

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(f) Neither Company has made any promises or incurred any Liability under any Employee Benefit Plan or otherwise to provide health or other welfare benefits to current or future retirees or other former employees of either Company (or to their spouses or dependents) or to anyone else, except as specifically required by applicable Laws.

(g) All group health plans of the either Company comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Section 5000 of the Code, the Patient Protection and Affordable Care Act, the Health Insurance Portability and Accountability Act of 1996, and any other comparable Law. No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) All nonqualified deferred compensation plans or arrangements have been at all times in operational and documentary compliance with Section 409A of the Code and the regulations, notices and other guidance of general applicability issued thereunder. All options and equity awards have been granted at a per share exercise price that is at least equal to the fair market value of the underlying equity security as of the date the option or award was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of change of control or severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of either Company. No payment or benefit that will or may be made by the Company with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) will be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which either Company or any ERISA Affiliate is a party by which any of them is bound to compensate any employee of either Company for excise Taxes paid pursuant to Section 4999 of the Code.

4.20 Insurance. Schedule 4.20 hereto contains a list of all insurance policies and bonds maintained by, or on behalf of, either Company on its respective properties, operations, inventories, assets, business or personnel (specifying the insurer, type of insurance, policy number and any pending claims). All such insurance policies (a) are valid, outstanding, and enforceable; (b) are sufficient for compliance with all Laws and Contracts to which either Company is a party or by which it is bound; and (c) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Company nor the Member has received any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. Each Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which such Company is a party or that provides coverage to such Company, or any of its directors, governors or managers. Each Company has given notice to the insurer of all known claims that may be insured thereby.

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4.21 Banks; Powers of Attorney. Schedule 4.21 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which either Company maintains safe deposit boxes or accounts of any nature to which it has access, and of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto; and (b) the names of all Persons to whom either Company has granted a power of attorney.

4.22 Broker’s and Finder’s Fees. Neither Company has employed any broker or finder or incurred any Liability for any financial advisory fees, commission or finder’s fee and no broker or finder has acted, directly or indirectly, for either Company in connection with this Agreement or the transactions contemplated by it.

4.23 Affiliate Interests and Transactions.

(a) Neither the Member nor any officer of either Company: (i) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of either Company; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that either Company uses in the Business; or (iii) has any business dealings or a financial interest in any transaction with either Company or involving any assets or property of either Company, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms.

(b) There are no outstanding notes payable to, accounts receivable from or advances by either Company to, and neither Company is otherwise a debtor or creditor of the Member or any officer of either Company. Neither Company has any obligation or Liability to, or entered into or agreed to enter into any transaction with or for the benefit of, the Member or any officer of either Company, other than the transactions contemplated by this Agreement.

4.24 Certain Payments. Since December 31, 2012, neither Company nor any director, officer, agent, employee of either Company has, in violation of applicable Law, directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions, or for special concessions already obtained, for or in respect of the Business.

4.25 Disclosure. No representation or warranty by either Company or the Member contained in this Agreement, and no statement contained on the Schedules or any other agreements, documents and instruments delivered to or to be delivered by or on behalf of either Company or the Member pursuant to this Agreement or any other agreements, documents and instruments to be executed and delivered by either Company in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

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Article 5
Representations and Warranties of the Member

The Member represents and warrants to the Purchaser as follows:

5.1 Title to Membership Interests. The Member owns 100% of the outstanding Membership Interests in each Company. The Member has, and will convey to the Purchaser at the Closing, good and valid title to the Membership Interests (subject to restrictions on transfer under applicable securities Laws), free and clear of any Lien.

5.2 Due Authorization; Execution and Enforceability; Consents; No Conflict.

(a) The Member has, or will have on the Closing Date, the full right to transfer, assign and deliver the Member’s entire interest in the Membership Interests to the Purchaser.

(b) This Agreement has been duly executed and delivered by the Member. The execution and delivery by the Member of this Agreement and all other such agreements, documents and instruments to be executed and delivered by the Member in connection herewith, the performance of the Member’s respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Member, and no other action or proceeding on the part of the Member is necessary to authorize the execution and delivery of, or the performance of his respective obligations under this Agreement and all other such agreements, documents and instruments or to consummate the transactions contemplated hereby or thereby. This Agreement and all other agreements, documents and instruments executed or to be executed by the Member in connection herewith, constitute or, when executed and delivered, will constitute valid, legal and binding obligations of the Member, enforceable against the Member in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditor’s rights generally and general equity principles.

(c) No authorization, approval or consent of, or notice to or filing or registration with, any Governmental Authority or any other Person is required in connection with the execution and delivery by the Member of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Member in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by the Member of his obligations hereunder and thereunder.

(d) The execution and delivery by the Member of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Member in connection herewith, the consummation by the Member of the transactions contemplated hereby and thereby and the performance by the Member of his obligations hereunder and thereunder do not and will not (i) violate or conflict with any Law or any Order applicable to the Member, or (ii) result in the creation or imposition of any Lien of any nature upon the Member’s Membership Interests.

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5.3 Litigation. There is no claim, action, suit or proceeding at law or in equity by any Person, or any Proceeding pending, or, to the Knowledge of the Member, threatened, against the Member affecting the Member’s Membership Interests or the transactions contemplated hereby. The Member is not subject to any Order that prohibits or restricts the consummation of the transactions contemplated hereby or the ability of the Member to comply with the terms and conditions hereof.

5.4 Broker’s and Finder’s Fees. The Member has not employed any broker or finder or incurred any Liability for any financial advisory fees, commission or finder’s fee and no broker or finder has acted, directly or indirectly, for the Member in connection with this Agreement or the transaction contemplated by it.

Article 6
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Member as follows:

6.1 Corporate Organization; Due Authorization; Execution and Enforceability; Consents; No Conflict.

(a) The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and all agreements, documents and instruments to be executed and delivered by the Purchaser in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform the Purchaser’s obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, subject to its terms, have been duly and validly authorized by the Purchaser.

(b) This Agreement and the other agreements, documents and instruments to be executed by the Purchaser in connection herewith, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized, executed and delivered by the Purchaser, and constitute, and the other agreements, documents and instruments contemplated hereby, when executed and delivered by the Purchaser, will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditor’s rights generally and general equity principles.

(c) No authorization, approval or consent of, or notice to or filing or registration with, any Governmental Authority or any other Person is required in connection with the execution and delivery by the Purchaser of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Purchaser in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by the Purchaser of its obligations hereunder and thereunder.

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(d) The execution and delivery by the Purchaser of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Purchaser in connection herewith, the consummation by the Purchaser of the transactions contemplated hereby and thereby and the performance by the Purchaser of its obligations hereunder and thereunder do not and will not (i) conflict with or violate any of the terms of the Certificate of Incorporation or By-laws of the Purchaser, (ii) violate or conflict with any Law or any Order applicable to the Purchaser, or (iii) violate or conflict with the terms of, or result in the acceleration of, any Liability of the Purchaser under, or violate or conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage, deed of trust, contract, agreement or instrument to which the Purchaser is a party or by which any of its assets or properties is bound or affected.

6.2 Litigation. There is no claim, action, suit or proceeding at law or in equity by any Person, or any Proceeding pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser affecting the transactions contemplated hereby. The Purchaser is not subject to any Order that prohibits or restricts the consummation of the transactions contemplated hereby or the ability of the Purchaser to comply with the terms and conditions hereof.

6.3 Broker’s and Finder’s Fees. The Purchaser has not employed any broker or finder or incurred any Liability for any financial advisory fees, commission or finder’s fee and no broker or finder has acted, directly or indirectly, for the Purchaser in connection with this Agreement or the transaction contemplated by it.

6.4 Investment Representation. The Purchaser is not acquiring the Membership Interests with a view to the sale or distribution thereof, other than in a sale or distribution that is registered under the Securities Act of 1933, as amended, or is exempt from such registration. Notwithstanding the foregoing, nothing herein will be interpreted so as to prevent the Purchaser from reselling the Membership Interests as long as it complies with all applicable Laws.

Article 7
Indemnification

7.1 Indemnification by the Member. Subject to the terms and conditions of Sections 7.3, 7.4 and 7.5 hereof, from and after the Closing, the Member hereby agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates (the “Purchaser Indemnitees”) from and against any Loss, whether or not involving a Third Party Claim, that the Purchaser Indemnitees incur as a result of, without duplication, (a) the breach of any of the representations and warranties made by the Companies contained in Article 4 or made by the Member contained in Article 5; (b) the failure of the Member to perform and comply with any covenant, agreement or obligation hereunder to be performed by the Member, when and as required by this Agreement to be performed or complied with; (c) the failure of either Company to perform and comply with any covenant, agreement or obligation hereunder to be performed on or prior to the Closing by such Company, when and as required by this Agreement to be performed or complied with; (d) any Taxes imposed on either Company for a Pre-Closing Tax Period; (e) any Debt of the Companies existing as of the Closing, other than Debt identified on Schedule 4.6(b), and (f) any Liability of the Companies incurred on or prior to the Closing Date by or on behalf of either Company or the Member to the extent not included on the Statement of Working Capital.

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7.2 Indemnification by the Purchaser. Subject to the terms and conditions of Sections 7.3, 7.4 and 7.5 hereof, from and after the Closing, the Purchaser hereby agrees to indemnify, defend and hold harmless the Member and his heirs and assigns (each a “Member Indemnitee”) from and against any Loss, whether or not involving a Third Party Claim, that the Member incurs as a result of, without duplication, (a) the breach of any representation or warranty made by the Purchaser in or pursuant to this Agreement; (b) the failure of the Purchaser or either Company (after the Closing) to perform and comply with any of their respective covenants, agreements or obligations hereunder, when and as required by this Agreement to be performed or complied with; (c) any Taxes imposed on either Company for a Post-Closing Tax Period; (d) any Debt of the Companies identified on Schedule 4.6(b); and (e) any Liability of the Companies included on the Statement of Working Capital or incurred after the Closing Date by or on behalf of either Company.

7.3 Limits on Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, the Member will not have any obligation to indemnify the Purchaser Indemnitees under Section 7.1(a) unless and until the Purchaser Indemnitees suffer an aggregate amount of Losses by reason of such matters in excess of $10,000 (the “Basket”), and then to the extent of such Losses from the first dollar of the aggregate of such Losses without regard to the Basket; provided however, that the Basket will not apply to Losses resulting from a breach of the representations and warranties contained in Sections 4.1 (Company Organization), 4.2 (Capitalization), 4.3 (Due Authorization; Execution and Enforceability; Consents; No Conflict), 4.4 (Equity Interests), 4.13 (Title to Assets; Adequacy), 4.17 (Taxes) or 4.22 (Broker’s and Finder’s Fees) (collectively, the “Fundamental Representations”) or any claim related to, arising out of or based upon any fraud, willful breach or intentional misrepresentation by either Company or the Member.

(b) Notwithstanding anything in this Agreement to the contrary, (i) the maximum obligation of the Member to indemnify the Purchaser Indemnitees under Section 7.1(a) will not exceed $250,000 (the “Cap”). Notwithstanding the forgoing, the Cap will not apply to Losses resulting from a breach of the Fundamental Representations or any claim related to, arising out of or based upon any fraud, willful breach or intentional misrepresentation by either Company or the Member; provided, however, that the maximum obligation of the Member to indemnify the Purchaser Indemnitees for all Losses resulting from a breach of the Fundamental Representations will not exceed the amount of the Purchase Price. Subject to the Cap, the Purchaser will have the right to offset any Losses against payments that may become due to the Member under this Agreement.

(c) The Purchaser will have the right to hold back, retain and/or offset any indemnifiable Losses, or any claims therefor, that any Purchaser Indemnitees may have against any Earnout Payments due under Section 3.4.

(d) Notwithstanding anything in this Agreement to the contrary, for purposes of the indemnification obligations under this Article 7, all of the representations and warranties set forth in this Agreement, or any certificate or schedule that are qualified as to “material,” “materiality,” “Material Adverse Effect” or words of similar import or effect will be deemed to have been made without any such qualification for the purposes of determining whether a breach or misrepresentation has occurred and the amount of any Losses resulting from, arising out of, or relating to any such breach or misrepresentation; provided, however, that the Member shall not have any liability for Damages pursuant to Section 7.1(a), unless and until the Damages relating to a claim or a series of claims arising from the same or substantially similar facts or circumstances (other than any claim for fraud, willful breach or intentional misrepresentation) exceed $5,000.

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(e) A Purchaser Indemnitee’s right to indemnification and payment of Losses, or other remedy based on such representations, warranties, covenants and obligations, will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The Parties recognize and agree that the representations and warranties also operate as bargained for promise and risk allocation devices and that, accordingly, the Purchaser’s knowledge and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or payment of Losses pursuant to this Article 7, or other remedy based on such representations, warranties, covenants and obligations

7.4 Indemnification Procedures.

(a) Third Party Claims.

(i) Notice. If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 7.1 or Section 7.2 (a “Third Party Claim”) or if an Indemnified Party otherwise has suffered or reasonably expects to suffer or incur a Loss, such Indemnified Party must give the Indemnitor written notice of such Indemnified Party’s claim for indemnification (a “Claim Notice”) promptly after the Indemnified Party receives written notice of such Third Party Claim (it being understood that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 7.5). Such notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss that has been paid, incurred, sustained or accrued, or is reasonably expected to be paid, incurred, sustained or accrued. The failure of any Indemnified Party to give timely notice under this Section 7.4(a)(i) will not affect any rights to indemnification hereunder except to the extent that the Indemnitor is prejudiced by such failure; provided, however, that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 7.5.

(ii) Control of Defense; Settlement. An Indemnitor, at its option, may assume control of the defense of any Third Party Claim within 15 days of receiving notice of the Third Party Claim from the Indemnified Party and may appoint as lead counsel of such defense legal counsel selected by the Indemnitor and reasonably satisfactory to the Indemnified Party. In the event an Indemnitor assumes control of the defense of a Third Party Claim, the Indemnified Party (A) may participate in the defense of such claim and employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense, and (B) will cooperate with the Indemnitor in the defense of such Third Party Claim, at Indemnitor’s expense. If the Indemnitor does not elect to assume the defense of such a Third Party Claim, the Indemnified Party will have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnitor assumes the defense of a Third Party Claim, the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably); except that the Indemnitor may enter into a settlement without the consent of the Indemnified Party if the sole relief provided for in such settlement is monetary damages that will be paid in full by the Indemnitor.

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(b) Other Claims. Any Indemnified Party may make a claim for indemnification pursuant to Section 7.1 or Section 7.2 by providing a Claim Notice to the Indemnitor (it being understood that any claim for indemnity related to a breach of a representation or warranty must be made by notice given within the applicable survival period specified in Section 7.5). Such notice must contain a reasonably detailed description of the claim and the nature and amount of such Loss that has been paid, incurred, sustained or accrued, or is reasonably expected to be paid, incurred, sustained or accrued.

7.5 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement will survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect until December 31, 2020, except that the representations and warranties contained in (a) Sections 4.1 (Company Organization), 4.2 (Capitalization), 4.3 (Due Authorization; Execution and Enforceability; Consents; No Conflict), 4.4 (Equity Interests), 4.13 (Title to Assets; Adequacy), 4.22 (Broker’s and Finder’s Fees), Article 5 and Article 6 will survive indefinitely and (b) Section 4.17 (Taxes) will survive until 60 days following the expiration of the applicable statute of limitations. All of the covenants and agreements of the Parties set forth in this Agreement will survive the Closing.

7.6 Exclusive Remedy. Except with respect to claims related to, arising out of or based upon fraud, willful breach or intentional misrepresentation or the availability of equitable remedies, as provided in Section 9.14, each of the Parties hereto acknowledges and agrees that from and after the Closing, the foregoing indemnification provisions in this Article 7 will be the exclusive remedy of the Purchaser Indemnitees and Member Indemnitees arising under this Agreement (except for disputes under Section 3.3 or Section 3.4, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in those Sections, and Tax Matters as provided in Section 8.4(g)).

7.7 Disputes Regarding Indemnification. If the Purchaser and the Member are unable to resolve any dispute regarding this Article 7 within 30 days after the Purchaser notifies the Member or the Member notifies the Purchaser, as applicable, of such dispute in writing, then either of such Parties may submit such dispute to arbitration in accordance with this Section 7.7. The arbitration of such dispute shall be held in Las Vegas, Nevada, or through electronic means, and the arbitrator shall be a Person reasonably acceptable to both the Purchaser and the Member. The arbitration shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The prevailing party in such arbitration will be entitled to be reimbursed for reasonable fees and costs incurred by that party with respect to such arbitration. The determination and decision of the arbitrator shall be final, non-appealable and binding upon the Purchaser and the Member.

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Article 8
Covenants and Agreements

8.1 Further Assurances. After the Closing, each Party to this Agreement will, at the request of the other, furnish, execute and deliver documents, instruments, certificates, notices of other further assurances as the requesting Party may reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Purchaser shall provide the Member reasonable access to the business records of the Companies, and to any employees of the Companies hired by the Purchaser or any of its Affiliates, as is reasonably necessary to perform any obligation or defend any Third Party Claim for which the Member is responsible hereunder.

8.2 Confidentiality. The Member will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or the Member’s employment under the Employment Agreement. In the event that the Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Member will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If such protective order is not obtained, or if and to the extent Purchaser waives such prohibition, the Member may make such disclosure that, in the reasonable opinion of the Member’s counsel is legally required to be disclosed. Notwithstanding anything herein to the contrary, each Party to this Agreement (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation, this Agreement and the transactions contemplated hereby for Tax reporting, legal advice and other similar purposes. There shall be no public announcements of this Agreement or the transactions contemplated hereby without written consent of both the Purchaser and the Member, unless such public announcement or disclosure is required by applicable Law (including the regulations of any applicable stock exchange or other self-regulatory organization).

8.3 Restrictive Covenants.

(a) Non-Competition. For a period of three years from the Closing Date, the Member will not, directly or indirectly, anywhere in the United States (a) engage in any business or activity that competes with the Business, or (b) invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person (other than the Purchaser) engaged in or planning to become engaged in any business or activity that competes with the Business; provided, however, that the Member may purchase or otherwise acquire up to (but not more than) 2.5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

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(b) Non-Solicitation and Non-Hire. For a period of five years from the Closing Date, the Member will not, directly or indirectly:

(i) solicit the business of any Person who is a customer of either Company, the Purchaser or its Affiliates with respect to the Business;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of either Company, the Purchaser or its Affiliates to cease doing business with such parties, to deal with any competitor of either Company, the Purchaser or its Affiliates, or in any way interfere with its relationship with such parties;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of either Company on the Closing Date or within the year preceding the Closing Date to cease doing business with either Company, the Purchaser or its Affiliates, to deal with any competitor of either Company, the Purchaser or its Affiliates, or in any way interfere with its relationship with such parties with respect to the Business; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of either Company, the Purchaser or its Affiliates (including any former employee or independent contractor if such Person was an employee or independent contractor of either Company, the Purchaser or any of its Affiliates within the 12-month period prior to such hiring, retention or attempt to hire or retain) or in any way interfere with the relationship between either Company, the Purchaser or any of its Affiliates and any of their respective employees or independent contractors.

(c) Tolling. If the Member violates any provisions or covenants of this Section 8.3, the duration of the restrictions in this Section 8.3 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event the Purchaser seeks relief from such violation before any court, board or other tribunal, then the duration of restrictions in this Section 8.3 will be extended for a period of time equal to the pendency of such proceedings, including all appeals.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 8.3 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 8.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The Member acknowledges that this Section 8.3 is reasonable and necessary to protect and preserve the Purchaser’s and its Affiliates’ legitimate business interests.

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(e) Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 8.3 is an inadequate remedy and that the Member will not challenge the enforceability or reasonableness of the covenants set forth in this Section 8.3. In recognition of the irreparable harm that a violation by the Member of any of the covenants, agreements or obligations arising under this Section 8.3 would cause the Purchaser or its Affiliates, the Member agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against the Member without posting a bond or other security. In the event of an action to enforce the covenants in this Section 8.3, the Purchaser will be entitled to be reimbursed for attorney’s fees incurred by the Purchaser with respect to such action. The Member acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in Sections 9.2 and 9.3 with respect to this Section 8.3.

8.4 Post-Closing Actions Concerning Taxes.

(a) Pre-Closing Income Tax Returns. The Member will prepare or cause to be prepared and file or cause to be filed (taking into account all applicable extensions) with the applicable Governmental Authorities any Income Tax Returns required to be filed by or with respect to the Companies for taxable years ending on or before the Closing Date. Such Income Tax Returns will be prepared in a manner consistent with each Company’s past practice. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the Member will be entitled to claim all permitted Tax deductions related to the payment of all amounts payable by or on behalf of either Company in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Debt of the Companies as of the Closing Date, and neither the Purchaser nor the Companies (or any of their Affiliates) will claim such deductions for a Post-Closing Tax Period unless otherwise required by Law. The Purchaser must be provided Income Tax Returns for taxable years ending on or before the Closing Date 30 days prior to the due date for such Income Tax Return, in order for the Purchaser to review and approve such Income Tax Return prior to filing. Approval by the Purchaser will not be unreasonably withheld. The Member will be responsible for any costs to prepare and file the Income Tax Returns.

(b) Other Tax Returns. Except for the Tax Returns prepared by the Member pursuant to Section 8.4(a), each Company will file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to such Company after the Closing Date.

(c) Apportionment of Taxes. All Taxes and Tax Liabilities with respect to the Companies that relate to a Straddle Period will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Taxes that are either (A) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (C) required to be withheld, such Taxes will be deemed equal to the amount that would be payable if the Tax year ended at the end of the day on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to the Companies other than those described in clause (i), such Taxes will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

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(d) Refunds. Any refunds or credits of Taxes of the Companies arising after the Closing Date that are attributable to the Pre-Closing Tax Period will be for the account of the Member, and the Purchaser will pay to the Member any such refund or credit within 10 days after the receipt thereof or entitlement thereto, as applicable.

(e) Amendments. Neither the Purchaser, either Company nor any of their Affiliates will, unless required by Law, (i) amend, refile, revoke or otherwise modify any Tax Return or Tax election of either Company relating to a Pre-Closing Tax Period, (ii) make any Tax election that has retroactive effect with respect to any Tax Return for a Pre-Closing Tax Period, or (iii) take any action to extend the applicable statute of limitations with respect to any Tax Return of either Company, in each such case without the prior written consent of the Member.

(f) Tax Audits. Notwithstanding Section 7.4, this Section 8.4(f) will control any inquiries, assessments, proceedings or similar events with respect to Taxes of the Companies (a “Tax Contest”) for the Pre-Closing Tax Period. The Purchaser will promptly notify the Member (i) upon receipt by the Purchaser, either Company or any of their Affiliates of any notice of any Tax Matter from any Governmental Authority or (ii) prior to the Purchaser or either Company initiating any Tax Matter with any Governmental Authority. The Member may, at the Member’s sole expense, participate in and, upon written notice to the Purchaser, assume the defense of any such Tax Matter. If the Member assumes such defense, the Member will have the authority, with respect to any Tax Matter, to represent the interests of the applicable Company before the relevant Governmental Authority and the Member will have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that the Member will not settle or resolve any Tax Contest if such settlement or resolution has any adverse impact on the Purchaser or either Company for any Post-Closing Tax Period without the Purchaser’s written consent. The Purchaser will cause the applicable Company to execute any powers of attorney necessary to allow the Member to represent the interest of such Company in any such Tax Matter. The Member will keep the Purchaser informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow the Purchaser to consult with it regarding the conduct of or positions taken in any such proceeding. If the Member does not elect to assume the defense of a Tax Contest relating to a Tax Matter for a Pre-Closing Tax Period, the Purchaser and the applicable Company will have the right to assume the defense of, and resolve and settle, such Tax Contest, provided that the Member will indemnify and promptly reimburse the Purchaser and the applicable Company for the reasonable cost of such defense.

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(g) Certain Taxes. Notwithstanding the foregoing, all transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees arising in connection with the transfer of the Membership Interests to the Purchaser will be the responsibility of the Company.

(h) Indemnification Payments. For all relevant Tax purposes, the Parties agree to treat any indemnification payments made under this Agreement as adjustments to the Purchase Price unless otherwise required by Law.

(i) Cooperation on Tax Matters. The Purchaser and the Member will cooperate, and will cause their respective Affiliates (including the Companies), officers, employees, agents, auditors and representatives reasonably to cooperate, with each other in preparing and filing all Tax Returns, resolving all disputes relating to Taxes, and handling all proceedings, examinations, and audits relating to Tax matters, including maintaining and making available all records necessary in connection with Tax-related matters and making employees available on a mutually convenient basis to provide any information and to assist in connection with the foregoing. The Purchaser will, and will cause the Companies to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, the Companies for all Pre-Closing Tax Periods. The Purchaser will not, nor will the Purchaser permit the Companies to, destroy or dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books or records to the Member in writing and the Member fails to accept such offer within 60 days of it being made.

8.5 Post-Closing Actions Concerning Employees and Employee Benefits.

(a) Credited Service. The Purchaser will cause each employee benefit plan or program or service-based policy of Purchaser or its Affiliate in which employees who continue to be employed by either Company, the Purchaser or its Affiliates after the Closing are eligible to participate to take into account, for purposes of eligibility, vesting and levels of benefits thereunder, the pre-Closing service of such employees as if such service were with the Purchaser or its Affiliates to the same extent that such service was recognized by the Companies immediately prior to the Closing; provided that such credit does not result in duplication of benefits. Prior service will be credited for benefit programs such as vacation, vesting in retirement plans and other services related programs but will not be credited for determining benefits under the Purchaser’s pension plans.

(b) Successor Medical Plan. In addition, if either Company or its employees commence participation in a medical plan sponsored by the Purchaser or any of its Affiliates (a “Successor Medical Plan”), the Purchaser will (i) waive any pre-existing condition exclusions, actively-at-work requirements, or waiting periods that are applicable to any employee who continues to be employed by the Purchaser or its Affiliates after the Closing or their dependents or beneficiaries, and (ii) for the plan year in which participation in a Successor Medical Plan commences, provide full credit for all payments made for healthcare expenses for purposes of deductibles and out-of-pocket limits.

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(c) COBRA. Effective from and after the Closing Date, the Purchaser will be solely responsible for providing continuation benefits or coverage for any participant or any beneficiary or a participant who is or becomes a qualified beneficiary prior to, on or after the Closing Date under any Employee Benefit Plan of the Companies that as of the Closing Date is subject to COBRA or mandated by other applicable Laws, including state Law, whether such obligation to provide continuation benefits or coverage under any such Employee Benefit Plan of the Companies arises prior to, on or after the Closing Date.

8.6 Company Corporate Actions. All intercompany obligations between and among the Companies will be eliminated prior to the Closing Date (and any Taxes due in connection therewith will be the responsibility of the Member).

8.7 Investment. The Purchaser and the Member understand that future growth depends on increasing sales and improving the supply chain, which can include expanding manufacturing capacity and minimizing the dependency on third party manufacturers where rational. The Purchaser will reimburse the Member for $51,000 of the cost of the Newly Purchased Capital Equipment within 30 days following the Closing Date. In addition, the Purchaser and the Member will jointly review investment projects determined to have the potential to stimulate future growth and the Purchaser will invest in projects deemed to have a positive return on investment, with an estimated aggregate cost of $200,000. Examples of these possible investment projects include: (a) in the near term, the Companies will look to expand laboratory and warehouse facilities and to bring the carbon block system on-line; and (b) the potential investment in developing a proprietary filter manifold platform.

Article 9
Miscellaneous

9.1 Costs and Expenses. Except to the extent paid by the Companies prior to the Closing or as expressly set forth in this Agreement, the Member will pay all expenses incurred on his or either Company’s behalf in connection with the transactions contemplated by this Agreement, including, without limitation all fees and expenses of their counsel and financial advisors, and the Purchaser will pay all of its expenses relating to the transactions contemplated by this Agreement, including, without limitation the fees and expenses of its counsel and financial advisors.

9.2 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the laws of the State of Delaware.

9.3 Jurisdiction. The Parties expressly agree than any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby may be brought only in a United States District Court or any state court located in Delaware, so long as one of such courts will have subject matter jurisdiction over such Proceeding, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.6 will be deemed effective service of process on such Party.

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9.4 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS AMONG THE PARTIES HEREUNDER AND ANY DISPUTES WITH RESPECT TO ANY OF THE FOREGOING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.5 Interpretation. The Article and Section captions used herein are for reference purposes only, and do not in any way affect the meaning or interpretation of this Agreement. Unless expressly stated to be contrary, any reference herein to an Exhibit or Schedule will refer to an Exhibit or Schedule attached hereto, and any reference herein to a Section or Article will refer to a Section or Article hereof.

9.6 Notices. Any notice or other communications required or permitted hereunder will be in writing and: (a) delivered in person; (b) sent by reputable overnight courier or delivery; (c) sent by facsimile or email transmission; or (d) mailed by registered or certified mail, postage prepaid, addressed as follows (or to such other address for a Party as will be specified by like notice; provided that notice of change of address will be effective only upon receipt thereof):

If to the Purchaser:	Nephros, Inc.
380 Lackawanna Place
South Orange, New Jersey 07079
Attention: Daron Evans
Email: daron@nephros.com

with a copy (which will not constitute notice) to:	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
	Attention:	Christopher J. Melsha
Amanda K. Lorentz
	Email:	cmelsha@fredlaw.com
alorentz@fredlaw.com
Fax: (612) 492-7077

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If to the Member:	Gregory Lucas
591 East Sunset Road
Henderson, Nevada 89011
Email: greg@biocon1.com

with a copy (which will not constitute notice) to:	Sklar Williams PLLC
410 South Rampart Boulevard, Suite 350
Las Vegas, Nevada 89145
Attention: Mark McIntire
Email: mmcintire@sklar-law.com
Fax: (702) 360-0000

All such notices and other communications will be deemed effective: (i) if by personal delivery, upon receipt; (ii) if by overnight courier or delivery, on the first Business Day after the date of mailing; (iii) if by facsimile or email transmission, immediately upon sending, provided notice is sent on a Business Day before 6:00 p.m., recipient’s time, but if not then upon the following Business Day; and (iv) if by certified or registered mail, on the fifth Business Day after the date of the mailing thereof.

9.7 Assignment; Parties in Interest. Except as permitted in this Section 9.7, neither this Agreement nor any of the rights of the Parties hereunder may be transferred, assigned or pledged by any Party hereto, in whole or in part, and any attempted assignment prohibited hereunder will be void. The Purchaser may, without the consent of either Company or the Member, assign, by operation of law or otherwise, all or any part of its rights under this Agreement to any Affiliate; provided, however, no such assignment will relieve the Purchaser of its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9.8 Counterparts; Electronic and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be an original, but all such counterparts will constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile, email (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmissions will constitute effective execution and delivery of this Agreement.

9.9 Entire Agreement. This Agreement, together with the Schedules attached hereto, which are hereby incorporated herein by this reference, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including that certain Letter Agreement, dated November 20, 2018. In that this Agreement was prepared as a result of negotiation and mutual agreement between the Parties hereto, neither this Agreement nor any provision hereof will be construed against either Party hereto as the Party that prepared this Agreement or any such provision.

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9.10 Schedules. The Schedules attached hereto, together with all documents and instruments incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them, to the same extent as if they were set out in full at the point at which such reference is made. Notwithstanding anything to the contrary contained herein, no information disclosed on any Schedule will be, unless reasonably apparent on the face of such Schedule, deemed to be disclosed on any other Schedule.

9.11 Amendments; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.12 Third Party Beneficiaries. Each Party hereto intends that this Agreement will not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

9.13 Severability. Any provision, or clause thereof, of this Agreement that will be found to be contrary to applicable Law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision, or clause thereof, were absent from this Agreement.

9.14 Specific Performance. Each of the Parties will have and retain all rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement. Without limiting the generality of the foregoing, each of the Parties acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the Parties will be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief will be granted in connection therewith, without the necessity of posting a bond or other security or proving irrevocable harm and without regard to the adequacy of any remedy at law. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(Signatures appear on following page)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:	NEPHROS, INC.

	By:	/s/ Daron Evans
	Name:	Daron Evans
	Its:	Chief Executive Officer

COMPANIES:	BIOCON 1, LLC

	By:	/s/ Gregory Lucas
	Name:	Gregory Lucas
	Its:	Manager

AETHER WATER SYSTEMS, LLC

	By:	/s/ Gregory Lucas
	Name:	Gregory Lucas
	Its:	Manager

MEMBER:	/s/ Gregory Lucas
Gregory Lucas

SCHEDULE 3.4

EARNOUT

Schedule 3.4(d)

Actual Quarterly Net Revenue Ranges for 2019
Net Revenue Range	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Earn-Out Payment Multiplier	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Payment	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Net Revenue Range	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Earn-Out Payment Multiplier	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Payment	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*

Actual Quarterly Net Revenue Ranges for 2020
Net Revenue Range	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Earn-Out Payment Multiplier	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Payment	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Net Revenue Range	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Earn-Out Payment Multiplier	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*
Payment	[*******]*	[*******]*	[*******]*	[*******]*	[*******]*

* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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